Exhibit 10.1
MANAGEMENT AGREEMENT
     THIS AMENDED AND RESTATED AGREEMENT (this “Agreement”) is entered into as of March 28, 2008 (the “Effective Date”) by and between FSI International, Inc., a Minnesota corporation (the “Company”), and Donald S. Mitchell (the “Employee”).
WITNESSETH
     WHEREAS, the Company and Employee are parties to a Management Agreement dated January 2, 2001 (the “Prior Agreement”), which the parties desire to amend and restate in its entirety with this Agreement; and
     WHEREAS, the Company and the Employee are parties to an employment agreement of even date herewith (the “Employment Agreement”) and to a Summary of Terms of Employment of even date herewith (the “Summary of Terms”);
     WHEREAS, in October 2004, the American Jobs Creation Act of 2004 (the “Act”) was enacted, Section 885 of which Act added new provisions to the Internal Revenue Code pertaining to deferred compensation;
     WHEREAS, the Treasury Department has issued final regulations regarding the deferred compensation provisions of the Act, which permit service providers and service recipients a transition period to modify existing deferred compensation arrangements to bring them in compliance with the Act;
     WHEREAS, the parties agree that it is in their mutual best interests to modify, amend and clarify the terms and conditions of the Prior Agreement, as set forth in this Agreement, with the full intention of complying with the Act so as to avoid the excise taxes and penalties imposed under the Act;
     WHEREAS, the Employee is a member of the management of the Company and has devoted and is expected to devote substantial skill and effort to the affairs of the Company or a Subsidiary, and the Board of Directors of the Company desires to recognize the significant personal contribution that the Employee has made and/or is expected to make to further the best interests of the Company and its shareholders; and
     WHEREAS, it is desirable and in the best interests of the Company and its shareholders to obtain or maintain the benefits of the Employee’s services and attention to the affairs of the Company or a Subsidiary as defined below; and
     WHEREAS, it is desirable and in the best interests of the Company and its shareholders to provide inducement for the Employee (a) to remain in the service of the Company or a Subsidiary in the event of any proposed or anticipated change in control of the Company and (b) to remain in the service of the Company or a Subsidiary in order to facilitate an orderly transition in the event of a change in control of the Company; and

     WHEREAS, it is desirable and in the best interests of the Company and its shareholders that the Employee be in a position to make judgments and advise the Company or a Subsidiary with respect to proposed changes in control of the Company without regard to the possibility that Employee’s employment may be terminated without appropriate compensation in the event of certain changes in control of the Company; and
     WHEREAS, the Employee desires to be protected in the event of certain changes in control of the Company; and
     WHEREAS, for the reasons set forth above, the Company and the Employee desire to enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Company and the Employee agree as follows:
     1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
          A. “Accounting Firm” shall have the meaning set forth in Paragraph 5(B).
          B. “Base Annual Salary” shall mean the highest annual rate of the Employee’s base salary with whichever of the Company and one or more of its Subsidiaries that shall have employed the Employee in effect at any time during the period commencing as of twelve months prior to the First Event and ending on the date of termination of the Employee’s employment with the Company and its Subsidiaries (without reduction for any salary reduction or other deferral contribution to any employee benefit plan sponsored by the Company or any Subsidiary).
          C. “Board” shall mean the Board of Directors of the Company.
          D. “Cause” shall mean and be limited to, (i) willful and gross neglect of duties by the Employee or (ii) an act or acts committed by the Employee constituting a felony under United States federal or applicable state law and substantially detrimental to the Company or any Subsidiary or the reputation of the Company or any Subsidiary, following a determination to that effect by a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting thereof called and held for such purpose (after reasonable notice is provided to the Employee and the Employee is given an opportunity to be heard before the Board) finding that in the good faith opinion of the Board the Employee is guilty of the conduct described above in (i) or (ii).
          E. “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute thereto.
          F. “Commencement Date” shall mean the earliest to occur of an Event described in Paragraph (J) of this Section 1.

          G. “Company” shall mean the Company as defined in the first sentence of this Agreement and any successor to its business and/or assets which is required to execute and deliver the agreement provided for in Paragraph 9(B) or which otherwise becomes bound by operation of law to all the terms and provisions of this Agreement.
          H. “Constructive Involuntary Termination” shall mean a termination of employment with the Company and its Subsidiaries at the initiative of the Employee for good reason where the effective date of the termination of Employee’s employment occurs at any time during the two-year period commencing on the earlier of the date of the First Event or the date of the first Preliminary Event, as the case may be, if after such First Event or Preliminary Event, and at or prior to the time of such termination there occurs any of the following conditions arising without the consent of the Employee, provided that Employee has first given notice to the Company of the existence of the condition within sixty (60) days of its first occurrence, and the Company has failed to remedy the condition within sixty (60) days thereafter:
          (i) the Employee is subjected to a material diminution in the Employee’s authorities, duties, or responsibilities as an employee of the Company in each case as compared with the Employee’s authorities, duties, or responsibilities immediately prior to the First Event or first Preliminary Event, as the case may be, other than a termination for Cause or on account of Disability;
          (ii) there is a material diminution in the authority, duties or responsibilities of the supervisor to whom the Employee is required to report, including a requirement that the Employee be required to report to an officer or employee of the Company instead of reporting directly to the Board;
          (iii) the Company or any Subsidiary shall have failed to continue in effect the Employee’s base salary at an equivalent or greater level, as compared to Employee’s base salary immediately prior to the First Event or first Preliminary Event, as the case may be, other than due to a termination for Cause or on account of Disability or shall have failed to pay the Employee any amounts due therefore;
          (iv) the Company shall have failed to obtain assumption of this Agreement by any successor as contemplated by Paragraph 9(B) hereof, or the Company shall have taken any other action or inaction that constitutes a material breach by the Company of this Agreement or the Summary of Terms; or
          (v) the Company or any Subsidiary shall require the Employee to relocate to any place other than a location within 50 miles of the location at which the Employee performed substantially all of his duties immediately prior to the First Event or first Preliminary Event, as the case may be, or, if the Employee performed such duties at the Company’s or a Subsidiary’s principal executive offices, the Company or such Subsidiary shall relocate its principal executive offices to any location other than a location within 50 miles of the principal executive offices of the Company or the Subsidiary, as the case may be, immediately prior to such First Event or such Preliminary Event.

          I. “Disability” shall mean the Employee’s absence from his duties with the Company and its Subsidiaries on a full time basis for 180 consecutive days, as a result of the Employee’s incapacity due to physical or mental illness, unless within 30 days after written notice pursuant to Section 11 is given following such absence, the Employee shall have returned to the full time performance of his duties.
          J. “Event” shall mean the occurrence of any one or more of the following:
               (i) the acquisition, during any 12 consecutive month period that ends subsequent to the Effective Date, by any “person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (an “Acquirer”) of ownership (determined taking into account the ownership attribution rules of Section 318(a) of the Code) of stock of the Company possession 30% or more of the total voting power of the then outstanding stock of the Company; provided that for purposes of this clause (i):
                    (a) any stock of the Company owned by the Acquirer prior to the start of the applicable 12 consecutive month period shall not be counted toward the 30% threshold specified above; and
                    (b) an acquisition shall not constitute an Event pursuant to this clause if: (1) prior to the acquisition, the Acquirer owns stock of the Company possessing more than 50% of the total fair market value or total voting power of the then outstanding stock of the Company; (2) the acquisition occurs after the Acquirer has satisfied the 30% threshold specified in clause (i) above; (3) the acquisition is by the Company or a Subsidiary of the Company; (4) the acquisition is by an employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its Subsidiaries; (5) the acquisition is by the Employee or any group that includes the Employee; or (6) the acquisition is by a surviving or acquiring entity in connection with a Business Combination described in subclause (iv)(1) below:
               (ii) the acquisition by an Acquirer of stock of the Company that together with stock already held by such Acquirer, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, other than an acquisition by an Acquirer who, prior to the acquisition, owned more than 50% of the total fair market value or total voting power of the stock of the Company;
               (iii) the replacement, during any 12 consecutive month period that ends subsequent to the Effective Date, of a majority of the members of the Board with members whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;

               (iv) the consummation of a merger or consolidation of the Company with or into another entity, a statutory share exchange or a similar business combination involving the Company (each, a “Business Combination”) which, subsequent to the Effective Date, has been approved by the stockholders of the Company, other than (1) a Business Combination where the stockholders of the Company immediately before the Business Combination own, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the surviving or acquiring entity resulting from such Business Combination, or (2) a Business Combination where the Employee or a group that includes the Employee owns, directly or indirectly, 30% or more of the total value or voting power of all the outstanding stock of the surviving or acquiring entity resulting from such Business Combination; or
               (v) the acquisition, during any 12 consecutive month period that ends subsequent to the Effective Date, by an Acquirer of assets of the Company with a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to more than 50% of the total gross fair market value of all assets of the Company immediately prior to the acquisition, other than an acquisition (1) by a stockholder of the Company immediately prior to such acquisition in exchange for or with respect to its Company stock, (2) by an entity 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) by a Person or group (within the meaning of 26 CFR § 1.409A-3(i)(5)(vii)(C)) that owns, directly or indirectly, 50% or more of the total value or voting power of all outstanding stock of the Company, (4) an entity 50% or more of the total value or voting power of which is owned, directly or indirectly, by a Person or group described in the immediately preceding subclause (3), or (5) by a corporation 30% or more of the total value or voting power of which is owned, directly or indirectly, by the Employee or a group that includes the employee;
provided, however, that in each case the transaction or transactions constitutes a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, as determined under Section 409A of the Code.
          K. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          L. “First Event” shall mean the first Event to occur.
          M. “Excise Tax” shall have the meaning set forth in Paragraph 5(A).
          N. “Gross-up Payment” shall have the meaning set forth in Paragraph 5(A) and “Payment,” as used in Section 5, shall have the meaning set forth in Paragraph 5(A).
          O. “Person” shall mean an individual, partnership, corporation, limited liability company, estate, trust or other entity.
          P. “Preliminary Event” shall mean the occurrence of any one or more of the following:

               (i) the Company enters into a letter of intent, an agreement in principle or a definitive agreement relating to an Event described in Paragraph J above which ultimately results in such an Event described in Paragraph J hereof,
               (ii) a tender or exchange offer or proxy contest is commenced which ultimately results in an Event described in Paragraph J hereof, or
               (iii) there shall be an involuntary termination of Employee’s employment with the Company and its Subsidiaries at the initiative of the Company without Cause or any of the events which constitute a Constructive Involuntary Termination of employment of the Employee has occurred, and the Employee reasonably demonstrates that such event (x) was requested by a party other than the Board that has previously taken other steps reasonably calculated to result in an Event described in Paragraph J above and which ultimately results in an Event described in Paragraph J hereof or (y) otherwise arose in connection with or in anticipation of an Event described in Paragraph J above that ultimately occurs.
          Q. “Subsidiary” shall mean a corporation, a majority of the outstanding voting power of the outstanding securities entitled to vote generally in an election of directors of such corporation is beneficially owned directly or indirectly by the Company.
          R. “Term” shall have the meaning set forth in Section 17 hereof.
          S. “Transition Period” shall mean the two-year period commencing on the Commencement Date and ending on the second anniversary of the Commencement Date.
          T. “Underpayment” shall have the meaning set forth in Paragraph 5(B).
     2. Employment. The Employee shall remain in the employ of the Company or a Subsidiary for the Term of this Agreement, and during the Term the Employee shall have such title, duties, responsibilities, assignments and authority, and receive such remuneration and fringe benefits, as the Board or its committees or the board of directors or a committee of the Subsidiary shall from time to time provide for the Employee; provided, however, that either the Employee or the Company or a Subsidiary may terminate the employment of the Employee at any time prior to the expiration of the Term, with or without Cause and for any reason whatever, subject to the right of the Employee to receive any payment and other benefits that may be due, if any, pursuant to the terms and conditions of this Agreement, any other written employment agreement between Employee and the Company or any Subsidiary, and any benefit plan or program of the Company in which Employee is a participant.
     3. Right to Payments Upon Termination After a Change in Control. If any Event shall occur during the Term of this Agreement, then the Employee shall be entitled to receive from the Company cash payments and other benefits on the following basis (unless the Employee’s employment by the Company and its Subsidiaries is terminated voluntarily or involuntarily prior to the First Event, in which case the Employee shall be entitled to no payment or benefits under this Section 3):
               A. If at the time of, or at any time after, the occurrence of the First Event and prior to the end of the Transition Period, the employment of the Employee with the Company and its Subsidiaries is voluntarily or involuntarily terminated for any reason (unless such termination is a voluntary termination by the Employee other than a Constructive Involuntary Termination, is on account of the death or Disability of the Employee, or is a termination by the Company or a Subsidiary for Cause), the Employee (or the Employee’s legal representative, as the case may be) shall be entitled to receive from the Company, pursuant to Paragraph 3(D),
                    (i) in the event of an involuntary termination by the Company, at least 30 days’ prior written notice of termination and compensation at the Employee’s regular rate of compensation for the 30-day period following receipt of notice of termination of employment without regard to whether Employee is required to perform services during such period;
                    (ii) a lump sum cash payment in an amount equal to (2) two times the Base Annual Salary;
                    (iii) a lump sum cash payment in an amount equal to two times the payment at “plan” for the Employee under the then current FSI International, Inc. Management Incentive Plan (the “MIP”);
                    (iv) if the date of the termination of Employee’s employment is any date other than the last day of the MIP plan year, an additional amount equal to the incentive payment, if any, to which Employee would have been entitled under the then current MIP had Employee been continuously employed through the end of the MIP plan year, based on actual achievement of objectives then in place with respect to such plan, multiplied by the quotient of the number of days elapsed in the current plan year through the Employee’s date of termination divided by 365;
                    (v) in lieu of any cash contribution by the Company for the continuation of any nontaxable health, dental, disability or life insurance plan or program in which the Employee may be entitled to participate under applicable law, a lump sum cash payment of $18,000; and
                    (vi) in lieu of any other perquisites, including without limitation, fees for professional outplacement services, secretarial support, office space or other perquisites, a lump sum cash payment of $35,000.
               B. Pursuant to Paragraph 3(D), the Company shall pay to the Employee all reasonable legal fees and expenses incurred by the Employee as a result of such termination, including, but not limited to, all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement, to the extent such claims are timely commenced under applicable law; provided, however, that the Company may recover any such legal fees and expenses of the Employee which the Company has paid, if it is finally judicially determined in such proceeding that the Employee pursued such claim or claims in bad faith (but in no event shall the Employee be responsible for any legal fees and expenses of the Company).
               C. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any Subsidiary may have against the Employee or others.
               D. The obligations of the Company under Section 3 shall be paid as follows:
                    (i) The amounts payable to Employee under Paragraph 3(A)(i) shall be paid pursuant to the Company’s normal payroll practices and procedures, beginning on the Company’s first regularly scheduled payroll date following the notice of termination and continuing through the first payroll date following the end of the 30-day period. Any amount payable hereunder is intended to be a short-term deferral not subject to the requirements of Section 409A of the Code.
                    (ii) The amounts payable to Employee under Paragraphs 3(A)(ii), (iii), (v), and (vi) shall be payable to Employee in a lump sum within thirty (30) days following the effective date of the termination of Employee’s employment, provided that Employee has satisfied the conditions set forth in Section 8. Any amount payable hereunder is intended to be a short-term deferral not subject to the requirements of Section 409A of the Code.
                    (iii) The amounts payable to Employee under Paragraph 3(A)(iv) shall be payable to Employee by the Company in the same manner that incentive compensation payments are made to current employees of the Company under the MIP, at the later of: (1) the same time that incentive compensation payments are made to current employees of the Company under the MIP, or (2) the first regular payroll date of the Company to occur following the date that is six months after the effective date of the termination of Employee’s employment, provided that Employee has satisfied the conditions set forth in Section 8.
                    (iv) Employee will submit verification of legal expenses eligible for reimbursement under Paragraph 3(B) within 60 days from the date the expense was incurred, and the Company shall reimburse Employee for eligible expenses promptly thereafter, but in any event not earlier than the first day of the seventh month following the effective date of the termination of Employee’s employment and not later than December 31 of the calendar year following the calendar year in which the expense was incurred. Employee’s right to reimbursement may not be exchanged for cash or any other benefit, and the amount of expenses eligible for reimbursement in a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year. Any amounts payable hereunder are intended to be payable in accordance with a reimbursement plan pursuant to Section 409A of the Code.
     4. Right to Payments Upon Termination Before a Change in Control. If a Preliminary Event as defined in Paragraph 1(P) shall occur during the Term of this Agreement, and after the occurrence of such Preliminary Event but before the occurrence of the corresponding Event, the employment of the Employee with the Company and its Subsidiaries is voluntarily or involuntarily terminated for any reason (unless such termination is a voluntary termination by the Employee other than a Constructive Involuntary Termination, is on account of the death or Disability of the Employee, or is a termination by the Company or a Subsidiary for Cause), then upon occurrence of the Event Employee shall be entitled to receive from the Company payments and benefits on the following basis, pursuant to Section 4(D):

               A. Employee shall be entitled to receive:
                    (i) a lump sum cash payment in an amount equal to two (2) times the Base Annual Salary, less any amounts paid or payable to Employee as severance pay under the Employment Agreement and any other severance plan or program of the Company in which Employee is an eligible participant;
                    (ii) a lump sum cash payment in an amount equal to two times the payment at “plan” for the Employee under the current FSI International, Inc. Management Incentive Plan (the “MIP”) in effect on the effective date of the termination of Employee’s employment;
                    (iii) if the date of the termination of Employee’s employment is any date other than the last day of the then current MIP plan year, an additional amount equal to the payment at “plan” for the then current MIP, multiplied by the quotient of the number of days elapsed in that plan year through the Employee’s date of termination divided by 365;
                    (iv) in lieu of any cash contribution by the Company for the continuation of any nontaxable health, dental, disability or life insurance plan or program in which the Employee may be entitled to participate under applicable law, a lump sum cash payment of $18,000; and
                    (v) in lieu of any other perquisites, including without limitation, fees for professional outplacement services, secretarial support, office space or other perquisites, a lump sum cash payment of $35,000.
               B. The Company shall promptly pay to the Employee, as incurred, all reasonable legal fees and expenses incurred by the Employee as a result of such termination, including, but not limited to, all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement, to the extent such claims are timely commenced under applicable law; provided, however, that the Company may recover any such legal fees and expenses of the Employee which the Company has paid, if it is finally judicially determined in such proceeding that the Employee pursued such claim or claims in bad faith (but in no event shall the Employee be responsible for any legal fees and expenses of the Company).
               C. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any Subsidiary may have against the Employee or others.
               D. The obligations of the Company under Section 4 shall be paid as follows:
                    (i) The amounts payable to Employee under Paragraph 4(A) shall be payable to Employee in a lump sum within thirty (30) days following the date of the Event, provided that Employee has satisfied the conditions set forth in Section 8. The amounts payable hereunder are intended to be short-term deferrals not subject to the requirements of Section 409A of the Code.

                    (ii) Employee will submit verification of legal expenses eligible for reimbursement under Paragraph 4(B) within 60 days from the date the expense was incurred, and the Company shall reimburse Employee for eligible expenses promptly thereafter, but in any event not later than December 31 of the calendar year following the calendar year in which the expense was incurred. Employee’s right to reimbursement may not be exchanged for cash or any other benefit, and the amount of expenses eligible for reimbursement in a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year. Any amounts payable hereunder are intended to be payable in accordance with a reimbursement plan pursuant to Section 409A of the Code.
     5. Certain Additional Payment by the Company.
          A. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that Section 6 does not apply and that any payment or distribution by the Company or any Subsidiary to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any stock option, restricted stock agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.
          B. Subject to the provisions of Paragraph 5(C), all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized registered public accounting firm (other than the accounting firm(s) then serving as the independent auditors for the Company and the person effecting the Event) as may be designated by the Company’s independent auditors and reasonably acceptable to the Employee (the “Accounting Firm”), which Accounting Firm shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt by the Accounting Firm of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Except as otherwise provided in Paragraph 5(E), any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to the Employee within ten business days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Paragraph 5(C) and the Employee thereafter is required to make a payment of an Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment together with all penalties and interest related thereto shall, subject to the requirements of Paragraph 5(E), be promptly paid by the Company to or for the benefit of the Employee.
          C. The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Employee is informed in writing of such claim (provided that any delay in so informing the Company within such ten business day period shall not affect the obligations of the Company under this Section 5 except to the extent that such delay materially and adversely affects the Company) and shall apprise the Company of the nature of such claim and the date on which such claim is required to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:
               (i) give the Company any information reasonably requested by the Company relating to such claim,
               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
               (iii) cooperate with the Company in good faith in order to effectively contest such claim, and
               (iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses including reasonable attorneys’ fees. Without limitation on the foregoing provisions of this Paragraph 5(C), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall, subject to the requirements of Paragraph 5(E), advance the amount of such payment to the Employee, on an interest-free basis, and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          D. If, after the receipt by the Employee of an amount advanced by the Company pursuant to Paragraph 5(C), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company’s complying with the requirements of Paragraph 5(C)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Paragraph 5(C), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
          E. The obligations of this Section 5 shall survive the termination of this Agreement. Notwithstanding any provision above to the contrary, any Gross-Up Payment payable under this Section 5 shall be made by the end of the calendar year next following the calendar year in which the Employee remits the taxes. Further, notwithstanding any provision above to the contrary, any right to reimbursement under this Section 5 of expenses incurred by Employee due to a tax audit or litigation addressing the existence or amount of a tax liability shall be made by the end of the calendar year following the calendar year in which the taxes that are the subject of the audit or litigation are remitted, or where as a result of the audit or litigation no taxes are remitted, the end of the calendar year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation. If the Employee’s separation from service (within the meaning of Section 409A of the Code) with the Company and its Subsidiaries after an Event gives rise to a Payment described in Paragraph 5(A), and if the Employee is a “specified employee” within the meaning of Section 409A of the Code at the time of such separation from service, then any Gross-Up Payment (including any advance referenced in Paragraph 5(C)) and any reimbursement of expenses payable under this Section 5 shall not be made before the date that is six months after the date of such separation from service.
     6. Possible Payment Reduction. Notwithstanding any provision to the contrary contained herein except the last sentence of this Section 6, if the lump sum cash payments due and the other benefits to which the Employee shall become entitled under Sections 3 and 4 hereof, either alone or together with other payments in the nature of compensation to the Employee which are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company or otherwise, would equal or exceed, by less than $25,000, three times the Employee’s “base amount” as defined in Section 280G of the Code or any successor provision thereto, then in such case such lump sum payment and/or such other benefits and payments shall be reduced to the largest aggregate amount as will result in no portion thereof being subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or being non-deductible to the Company for federal income tax purposes pursuant to Section 280G of the Code (or any successor provision thereto). The Employee in good faith shall determine the amount of any reduction to be made pursuant to this Section 6 that is reasonably acceptable to the Company and shall select from among the foregoing benefits and payments those which shall be reduced. No modification of, or successor provision to, Section 280G or Section 4999 subsequent to the date of this Agreement shall, however, reduce the benefits to which the Employee would be entitled under this Agreement in the absence of this Section 6 to a greater extent than they would have been reduced if Section 280G and Section 4999 had not been modified or superseded subsequent to the date of this Agreement, notwithstanding anything to the contrary provided in the first sentence of this Section 6.
     7. No Mitigation. The Employee shall not be required to mitigate the amount of any payment or other benefit provided for in Section 3, Section 4, or Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or other benefit provided for in Section 3, Section 4, or Section 5 be reduced by any compensation earned by the Employee as the result of employment by another employer after termination, or otherwise.
     8. Release of Claims. Notwithstanding any other provisions of this Agreement, the Company shall not be obligated to make any payments under any of Sections 3(A), 4(A), or 5 of this Agreement, except for Paragraph 3(A)(i), unless Employee has signed and not rescinded a release of claims in favor of the Company and its affiliates, and its and their employees, directors, officers, insurers, and agents in a form to be prescribed by the Company, all applicable consideration periods and rescission periods provided by law shall have expired, and Employee is in strict compliance with the terms of the Agreement and the Employment Agreement as of the dates of the payments.
     9. Successors and Assigns.
          A. This Agreement shall be binding upon and inure to the benefit of the successors, legal representatives and assigns of the parties hereto; provided, however, that the Employee shall not have any right to assign, pledge or otherwise dispose of or transfer any interest in this Agreement or any payments hereunder, whether directly or indirectly or in whole or in part, without the written consent of the Company.
          B. The Company will require any successor (whether direct or indirect, by purchase of a majority of the Outstanding Company Voting Securities or all or substantially all of the assets of the Company, or by merger, consolidation, reorganization or otherwise), by agreement in form and substance satisfactory to the Employee, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession (other than in the case of a merger or consolidation) shall be a breach of this Agreement within the meaning of Section 1(H)(iv).
     10. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Minnesota without regard to conflict of laws principles.

     11. Notices. All notices, requests and demands given to or made pursuant hereto shall be in writing and shall be delivered or mailed to any such party at its address which:
          A.  In the case of the Company shall be:
FSI International, Inc.
3455 Lyman Blvd.
Chaska, Minnesota 55318
Attention: Chief Financial Officer
          B.  In the case of the Employee shall be:
Donald S. Mitchell
FSI International, Inc.
3455 Lyman Blvd.
Chaska, MN 55318
Either party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed to have been given on the registered date or that date stamped on the certified mail receipt.
     12. Severability: Severance. In the event that any portion of this Agreement is held to be invalid or unenforceable for any reason, it is hereby agreed that such invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms and conditions or portions hereof shall remain in full force and effect, and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.
     13. Employment Tax Withholding. The Company may withhold from any compensation or benefits payable under this Agreement all federal, state, city or other income and employment taxes that are required to be withheld pursuant to any law or governmental regulation or ruling.
     14. Non-Disposition of Payments. Employee may not encumber or dispose of any payment under this Agreement, which payments and the rights to such payments are expressly declared nonassignable or nontransferable, except as otherwise specifically provided in this Agreement.
     15. Titles. The titles and headings preceding the text of the Sections of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.
     16. Waiver. No provision hereof may be altered, amended, modified or waived in any way whatsoever, except by written agreement executed by both the Company and the Employee. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.

     17. Term. This Agreement shall commence on the date of this Agreement and shall terminate, and the Term of this Agreement shall end, on the later of (A) March 28, 2009, provided that such period shall be automatically extended for one year and from year to year thereafter until notice of termination is given by the Employer or the Employee to the other party hereto at least 90 days prior to March 28, 2009, or the one-year extension period then in effect, as the case may be, or (B) if the Preliminary Event or the Commencement Date occurs on or prior to March 28, 2009 , (or prior to the end of the extension year then in effect as provided for in clause (A) hereof), the second anniversary of the Commencement Date.
     18. Termination of Employment with the Company and its Subsidiaries. References in this Agreement to “termination of employment with the Company and its Subsidiaries” or words of similar import mean that the employment of the Employee with whichever of the Company and one or more of the Subsidiaries that shall have employed the Employee immediately prior to the termination shall have been terminated. For purposes of Paragraphs 1(H) and 3(D) only, “the effective date of the termination of Employee’s employment” shall mean the date on which a “separation from service” with the Company (including its Subsidiaries) has occurred for purposes of Section 409A of the Code.
     19. Superseded Agreement. This Agreement supersedes in all respects the Prior Agreement, which Prior Agreement is hereby terminated and shall be of no further force.
     20. Indemnification. All rights to indemnification, expense advancement and exculpation existing in favor of the Employee at the time of the occurrence of the First Event as provided in the Articles of Incorporation or Bylaws of the Company or any Subsidiaries or by law shall continue until the end of the Transition Period.
     21. Interpretation. This Agreement is intended to satisfy, or be exempt from, the requirements of Section 409A(a)(2), (3), and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYEE	FSI INTERNATIONAL, INC.

	By:	/s/ Patricia M. Hollister
Patricia M. Hollister

/s/ Donald S. Mitchell	Its:	Chief Financial Officer
Donald S. Mitchell